Exhibit 10.36

Exclusive Technical Service Agreement

Between

Beijing Kuwo Technology Co., Ltd.

And

Yeelion Online Network Technology (Beijing) Co., Ltd.

July 12, 2016

EXCLUSIVE TECHNICAL SERVICE AGREEMENT

This Exclusive Technical Service Agreement (this “Agreement”) is entered into on July 12, 2016 by and between:

1.	Beijing Kuwo Technology Co., Ltd. (“Party A”)

Registered Address: B-207-161, 2/F, Building 2, 1 Nongda South Road, Haidian District, Beijing

2.	Yeelion Online Network Technology (Beijing) Co., Ltd. (“Party B”)

Registered Address: Rooms 905-906, 9/F, Pacific International Building, 106 Zhichun Road, Haidian District, Beijing

(In this Agreement, each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.)

WITNESSETH

Whereas, Party A is a limited liability company registered and lawfully existing in Beijing, the PRC, which is mainly engaged in the provision of Category II information services in value-added services through telecommunications network (excluding fixed network telephone information service and Internet information service), Internet information service (excluding news, publication, education, health care, medicine and medical devices), and technology promotion. (The enterprise should independently select business projects and carry out business activities in accordance with the laws; for those projects to be approved pursuant to the laws, business activities shall be carried out according to the content of the approval by relevant departments; the enterprise shall not engage in any business activity prohibited or restricted by industrial policies in the municipality);

Whereas, Party B is a wholly foreign-owned enterprise registered and lawfully existing in Beijing, the PRC, which is mainly engaged in developing and producing computer software and system integration, providing technical advice and technical services for self-produced products, undertaking computer network system engineering, and selling self-produced products. (For those projects to be approved pursuant to the laws, business activities shall be carried out according to the content of the approval by relevant departments);

Whereas, Party A needs Party B to provide it with technical services relating to Party A Business (as defined below), and Party B agrees to provide such services to Party A

Through mutual discussion, the Parties have reached the following agreements:

1	Definitions

1.1	Unless otherwise indicated herein or otherwise required by the context, the following terms shall have the following meanings in this Agreement:

Party A Business	means all of the business activities operated and developed by Party A now and at any time during the term hereof.

Services

means the services to be provided by Party B within its business scope on an exclusive basis to Party A in relation to Party A Business, including without limitation the followings:

(1)   allowing Party A to use relevant software legally owned by Party B and necessary for Party A Business;

(2)   designation, installation, routine management, maintenance and updating of computer network system, hardware devices and databases;

(3)   development, maintenance and updating of relevant application software necessary for Party A business;

(4)   technical supporting and professional training to the personnel of Party A;

(5)   assisting Party A with the collection and analyzing relevant technical information of website operation, including errors and defect information, in order to improve the technology service under this Agreement

(6)   website designation service, and providing comprehensive security service to Party A’s websites; and

(7)   other relevant services provided from time to time at Party A’s request.

Annual Business Plan	means the Party A Business development plan and budget report for the next calendar year to be prepared by Party A in accordance with this Agreement by November 30 of each year with the assistance of Party B.

Service Fees	means all of the fees payable by Party A to Party B under Article 3 hereof in respect of the services provided by Party B.

Devices	means any and all devices owned or purchased from time to time by Party B and utilized for the purposes of the provision of the Services.

Business-Related Technology	means any and all software and technologies developed by Party A on the basis of the Services provided by Party B hereunder in relation to Party A Business.

1.2	In this Agreement, any reference to any laws and regulations (“Law”) shall be deemed to include:

(1)	a reference to such Laws as modified, amended, supplemented or reenacted, effective (before or after the date of this Agreement; and

(2)	a reference to any other decision, circular or rule made pursuant to such Laws or effective as a result of such Laws.

1.3	Unless otherwise stated in the context of this Agreement, a reference to a provision, clause, section or paragraph shall refer to a corresponding provision, clause, section or paragraph of this Agreement.

2	Services

2.1	During the term hereof, Party B shall, in accordance with the requirements of Party A Business, diligently provide the Services to Party A.

2.2	Party B shall be equipped with all Devices and personnel reasonably necessary for the provision of the Services and shall, in accordance with Party A’s Annual Business Plan and Party A’s reasonable requests, procure and purchase new Devices and add new personnel so as to meet the requirement of providing quality Services to Party A in accordance with this Agreement.

2.3	For the purpose of the provision of the Services hereunder, Party B shall communicate with and exchange all kinds of information pertaining to Party A Business with Party A.

2.4	Notwithstanding any other provisions hereof, Party B shall have the right to designate any third party to provide any or all of the Services hereunder or fulfill, in lieu of Party B, Party B’s obligations hereunder. Party A hereby agrees that Party B has the right to assign to any third party its rights and interests hereunder.

3	Service Fees

3.1	In connection with the Services provided by Party B hereunder, Party A agrees to pay Services Fees to Party B in the following manners:

3.1.1	performance service fees with the amount equivalent to 90% of the balance that Party A’s annual business income is deducted by the business cost agreed by both Parties; and

3.1.2	Service Fees as may be separately agreed by the Parties for any special technology services provided from time to time by Party B at Party A’s request.

3.2	Party B may require Party A to compensate for the depreciation of the equipment actually used by Party B.

3.3	Both Parties agree to pay the Service Fees as prescribed as the followings:

3.3.1	Party A shall pay the performance service fee to Party B per annum. After the end of each fiscal year of Party A, Party A and Party B shall determine the Total Pre-tax Profits based on the audit report issued by a PRC registered accounting firm acknowledged by both Parties, calculating the actual performance fees payable by Party A. Party A shall pay the corresponding performance fees to Party B within fifteen (15) working days after the issuance of the audit report. Party A undertakes to Party B that it will provide all the necessary materials and assistance to the aforesaid accounting firm and cause it to complete and issue to both Parties the audit report for the previous year within thirty (30) working days after the completion of each calendar year.

3.3.2	The payment method of the Services Fees stipulated in Paragraph 3.1.2 hereof shall be determined separately by both Parties.

3.4	In accordance with this Article 3, Party A shall pay all Service Fees into a bank account designated by Party B in a timely manner. If Party B changes its bank account, it shall give Party A a written notice seven (7) business days in advance.

3.5	The Parties agree that the payment of such Service Fees shall not, in principle, cause any difficulty for any Party’s operation in that year. For this purpose and to the extent to which the principle is achieved, Party B may agree with Party A’s delayed payment of the Service Fees, or Party B, at its sole discretion, shall have the right to adjust the calculation rate and amount of performance service fees through written notice to Party A, without Party A’s consent.

3.6	The Service Fees payable by Party A to Party B pursuant to Paragraph 3.1.2 shall be separately determined in accordance with the nature and workload by the Parties.

4	Party A’s Obligations

4.1	The Services provided by Party B under this Agreement shall be exclusive. During the term of this Agreement, without prior written consent of Party B, Party A shall not enter into any agreement or other arrangement with any other third party to engage such third party for providing Party A with services identical or similar to the Services provided by Party B under this Agreement.

4.2	Party A shall, before November 30 of each year, provide to Party B its determined Annual Business Plan for the next year so that Party B can arrange the corresponding services plan and procure the required software, Devices, personnel and technical service resources. If Party A requires Party B to procure Devices or personnel on an ad hoc basis, it shall consult with Party B fifteen (15) days in advance so as to reach mutual agreement.

4.3	In order to facilitate Party B’s provision of the Services, Party A shall, at Party B’s request, accurately and timely provide to Party B such relevant materials as required by Party B.

4.4	Party A shall in accordance with Section 3 of this Agreement pay the full amount of the Service Fees in a timely manner to Party B.

4.5	Party A shall maintain its goodwill, actively expand its business and seek the maximization of its profits

4.6	During the term of this Agreement, Party A agrees to cooperate with Party B and its parent companies (including direct or indirect parent companies) to conduct related party transaction audit and other types of audits, to provide Party B, its parent companies or its designated auditors with relevant information and materials in relation to Party A’s operation, business, clients, finance, employees, etc., and to approve Party B’s parent companies to disclose such information and materials in order to meet the supervisory requirement of its securities listing place.

5	Intellectual Properties

5.1	All of the intellectual properties, which are either originally owned by Party B or acquired by it during the term hereof, including the intellectual property to and in the work results created during its provision of the Services, shall belong to Party B.

5.2	Considering that the conduct of Party A Business is dependent upon the Services provided by Party B hereunder, Party A agrees to the following arrangement with respect to the Business-Related Technology developed on the basis of such Services:

(1)	If the Business-Related Technology is developed and derived by Party A under Party B’s entrustment or is derived by Party A through joint development with Party B, then such Business-Related Technology and relevant patent application right shall be owned by Party B.

(2)	If the Business-Related Technology is derived by Party A through further independent development, then it shall be owned by Party A, provided however that: (A) Party A shall timely inform Party B of the details of such Business-Related Technology and shall provide relevant documents required by Party B; (B) if Party A intends to license or transfer such Business-Related Technology, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, transfer the same to Party B or grant an exclusive license to Party B on a preemptive basis, and Party B may use such Business-Related Technology within the specific scope of transfer or license (however, Party B may determine in its discretion whether to accept such transfer or license); if and only if Party B has waived its right to preemptive purchase or its right to exclusive license with respect to such Business-Related Technology, Party A may then transfer the title of, or license, such Business-Related Technology, to a third party on terms and conditions no more favorable than those proposed to Party B (including, without limitation, transfer price or license fees) but shall ensure that such third party shall fully comply with and perform the liabilities and obligations to be performed by Party A hereunder; (C) except in the case of a circumstance described in (B), during the term hereof, Party B shall have the right to demand to purchase such Business-Related Technology, and in the event that such a request is so made, Party A shall, to the extent not contrary to mandatory requirements of PRC Laws, agree to such purchase request of Party B at the lowest purchase price then permissible by PRC Laws.

5.3	In the event that Party B is granted, in accordance with Section 5.2 Subsection (2), an exclusive license to use the Business-Related Technology, such license shall comply with the following requirements:

(1)	The term of the license shall be no less than five (5) years (from the date of effectiveness of the underlying license agreement);

(2)	The scope of the rights granted under the license shall be as broad as possible;

(3)	During the term of the license, no one (including Party A) other than Party B shall use or license another party to use such Business-Related Technology within the scope of the license;

(4)	To the extent not contrary to Section 5.3 Subsection (3), Party A shall have the right to relicense, in its discretion, such Business-Related Technology to another party; and

(5)	Upon expiry of the term of the license, Party B shall have the right to demand to renew the license agreement and Party A shall grant its consent, and upon such renewal the terms of such license agreement shall remain unchanged other than amendments thereto which have been confirmed by Party B.

5.4	Notwithstanding Section 5.2 Subsection (2), a patent application in respect of any Business-Related Technology described therein shall be dealt with as follows:

(1)	If Party A intends to file a patent application with respect to any Business-Related Technology described in Section 5.2 Subsection (2), it shall first obtain written consent from Party B;

(2)	If and only if Party B has waived its right to purchase the patent application right for such Business-Related Technology, Party A may then file such patent application on its own or assign such right to a third party. Prior to so transferring such patent application right to a third party, Party A shall ensure that such third party shall fully comply with and perform the liabilities and obligations to be performed by Party A hereunder; in addition, the terms on which Party A transfers such patent application right to a third party (including, without limitation, transfer price) shall not be more favorable than those proposed by Party A to Party B under Section 5.4 Subsection (3);

(3)	During the term hereof, Party B may at any time request Party A to file patent applications with respect to such Business-Related Technology and may decide in its discretion whether to purchase the right to file such patent application. If so requested by Party B, Party A shall, to the extent not contrary to the mandatory requirements of PRC Laws, transfer such right to file patent applications to Party B at the lowest transfer price then permissible by PRC Laws; once Party B has been granted patents upon its so acquiring the right to file patent applications with respect to such Business-Related Technology and so filing such applications, Party B shall become the lawful owner of such patents.

5.5	Each Party undertakes to the other Party that it will indemnify the other Party against any and all economic losses suffered by the other Party as a result of its infringement of third party intellectual properties (including copyrights, trademarks, patents and know-hows).

6	Confidentiality Obligations

6.1	Irrespective of whether this Agreement has been terminated, each of Party A and Party B shall maintain in strict confidence the business secrets, proprietary information, Customer Information and any other information of a confidential nature of the other Party coming into its knowledge during the entry into and performance of this Agreement (“Confidential Information”). Except where prior written consent has been obtained from the other Party or where disclosure to a third party is mandated by relevant laws or regulations or listing rules, the Party receiving the Confidential Information shall not disclose any Confidential Information to any third party; the Party receiving the Confidential Information shall not use, either directly or indirectly, any Confidential Information other than for the purpose of performing this Agreement.

6.2	The following information shall not constitute the Confidential Information:

(a)	any information which, as shown by written evidence, has previously been known to the receiving Party by way of legal means;

(b)	any information which enters the public domain other than as a result of a fault of the receiving Party; or

(c)	any information lawfully acquired by the receiving Party from another source subsequent to the receipt of relevant information.

6.3	A receiving Party may disclose the Confidential Information to its relevant employees, agents or its appointed professionals provided that such receiving Party shall ensure that such persons shall comply with relevant terms and conditions of this Agreement and that it shall undertake any liability arising out of any breach by such persons of relevant terms and conditions of this Agreement.

6.4	Notwithstanding any other provisions of this Agreement, the validity of this Section shall not be affected by any termination of this Agreement

7	Representations and Warranties by Party A

Party A hereby represents and warrants to Party B that:

7.1	It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

7.2	It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

7.3	It shall timely inform Party B of any circumstance which has or is likely to have a material adverse effect on Party A Business or operation thereof and shall use its best efforts to prevent the occurrence of such circumstance and/or the expansion of losses.

7.4	Without written consent of Party B, Party A will not dispose of its material assets or change its current shareholding structure in whatsoever manner.

8	Representations and Warranties by Party B

Party B hereby represents and warrants to Party A that:

8.1	It is a limited liability company duly registered and lawfully existing under PRC Laws with independent legal personality, has full and independent legal status and capacity to execute, deliver and perform this Agreement and may sue or be sued as an independent party.

8.2	It has full internal corporate power and authority to execute and deliver this Agreement and all other documents to be executed by it in connection with the transactions contemplated hereunder as well as full power and authority to consummate the transactions contemplated hereunder. This Agreement will be lawfully and duly executed and delivered by it, and will constitute its legal and binding obligations enforceable against it in accordance with its terms.

9	Term of Agreement

9.1	This Agreement shall become effective when it is duly executed by the Parties hereto. Unless otherwise expressly stipulated herein, the term of this Agreement shall last, in the absence of early termination by mutual written agreement, twenty (20) years. This Agreement is the final version agreement which the Parties have reached upon in respect of exclusive technology service and relevant issues; this Agreement shall fully replace any and all of previous consultation, negotiation or discussion which all Parties have reached upon, and shall terminate any and all of letters of intent, memorandums, agreements or other documents which all Parties have reached upon and agreed. If there is any conflict, contravention or inconsistence in such consultation, negotiation, discussion results, such letters of intent, memorandum, agreements or other documents against this Agreement, this Agreement shall prevail.

9.2	If necessary, the Parties shall, within three (3) months prior to the expiration of their respective period of business, complete the review and approval and registration procedures to extend their respective period of operation, so as to maintain the validity of this Agreement.

9.3	Upon termination hereof, the Parties shall continue to comply with their respective obligations under Articles 6, 11 and 13.

10	Notice

10.1	Any notice, request, demand and other correspondences required by or made pursuant to this Agreement shall be made in writing and delivered to the relevant Parties.

10.2	Aforesaid notice or other correspondences shall be deemed delivered when it is transmitted if transmitted by fax or telex; or upon delivery, if delivered in person; or five (5) days after posting, if delivered by mail; or upon the signature of the recipient, if delivered by courier service. But if the notice is returned due to the recipient’s fault or the recipient’s refusal to sign, the notice is deemed delivered on the date when the notice is returned. If the notice is transmitted in more than a method mentioned above, the notice is delivered at the earliest time among such methods.

11	Liability for Default

11.1	The Parties agree and acknowledge that if any Party (“Defaulting Party”) substantially breaches any provision hereunder, or substantially fails to perform or substantially delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder (“Default”) and that in such event, the non-defaulting Party shall have the right to demand the Defaulting Party to cure such Default or take remedial measures within a reasonable time. If the Defaulting Party fails to cure such Default or take remedial measures within such reasonable time or within ten (10) days after the non-defaulting Party notifies the Defaulting Party in writing and requests it to cure such Default, the non-defaulting Party may elect, in its discretion, to (1) terminate this Agreement and demand the Defaulting Party to fully indemnify for damage; or (2) demand enforced performance by the Defaulting Party of its obligations hereunder and full indemnification from the Defaulting Party for damage. The full indemnification for damage is limited to the amount of Service Fees paid in that year.

11.2	Notwithstanding Clause 11.1 above, the Parties agree and acknowledge that unless otherwise stipulated by Laws or this Agreement, Party A shall in no event be permitted to demand to terminate this Agreement on the ground of any reason.

11.3	Notwithstanding any other provisions hereof, the validity of this Article 11 shall not be affected by any termination of this Agreement.

12	Force Majeure

If there occurs an earthquake, typhoon, flood, war, computer virus, tool software design loophole, hacking attack on the Internet, change of policy or law or any other force majeure event which is unforeseeable and whose consequences are insurmountable or unavoidable and a Party is directly affected thereby in its performance of this Agreement or is prevented thereby from performing this Agreement on agreed terms, such prevented Party shall immediately notify the other Party by fax of the same and shall within thirty (30) days provide an evidencing document to be issued by the notary body of the place of the force majeure event setting forth the details of such force majeure and the reasons for such failure to perform, or for the need for postponed performance of, this Agreement. The Parties shall in light of the extent of the effect of such force majeure event on the performance of this Agreement, agree on whether to waive performance of part of this Agreement or to permit postponed performance thereof. No Party shall be held liable to indemnify the other Party against its economic losses resulting from a force majeure event. The term of this Agreement shall end when the Contractual Obligations is performed in full or when the Secured Indebtedness is repaid in full.

13	Miscellaneous

13.1	This Agreement is made in Chinese in two (2) originals, with each Party holding one (1) copy.

13.2	The entry into, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the Laws of the People’s Republic of China. With the special consensus of all Parties, the digital version of the executed copy of this Agreement saved as the form of PDF, as exchanged among all Parties, is deemed an original copy.

13.3	Dispute Resolution

(1)	Any dispute, argument or claim (hereinafter the “disputes”) arising out of or in connection with of this Agreement or breach, termination or invalidity of this Agreement shall be settled by both Parties of the disputes through consultations. The Party raising the claim shall promptly inform the other Party that disputes have arisen and illustrate the nature of the dispute via a notice with date. In the absence of an agreement being reached by the Parties within thirty (30) days after the dispute notice, the dispute may be brought by any Party the dispute before the China International Economic and Trade Arbitration Commission (hereinafter “CIETAC”) to be arbitrated in Beijing pursuant to CIETAC’s effective arbitration rules upon the submission of the dispute and this Clause 13.3. The arbitration award shall be final and binding on the Parties to the dispute.

(2)	The arbitral tribunal shall consist of three (3) arbitrators. Each Party to the dispute has the right to respectively appoint one (1) arbitrator, and the third (3rd) arbitrator shall be jointly appointed by both Parties to the dispute. If the Parties to the dispute cannot reach agreement on the appointment of the third (3rd) arbitrator, such arbitrator shall be appointed by the director of the Arbitration Commission. The third arbitrator shall be the chief arbitrator of the arbitral tribunal.

(3)	When making an arbitral award, the arbitrator shall take into account the intention of hereto determined by this agreement the Parties.

(4)	The arbitral award made by the arbitral tribunal pursuant to this Clause 13.3 shall be made in writing and shall be final and binding upon both Parties to the dispute. Both Parties to the dispute should do their best to enable any of such arbitral awards to be implemented in time and provide any necessary assistance to the implementation.

(5)	The aforesaid provisions of this Clause 13.3 shall not prevent the concerned Parties from applying for any prior protection or injunction for any reason, including without limitation the subsequent enforcement of the arbitral award

13.4	No right, power or remedy empowered to any Party by any provision of this Agreement shall preclude any other right, power or remedy enjoyed by such Party in accordance with law or any other provisions hereof and no exercise by a Party of any of its rights, powers and remedies shall preclude its exercise of its other rights, powers and remedies.

13.5	No failure or delay by a Party in exercising any right, power or remedy under this Agreement or laws (hereinafter the “Party’s Rights”) shall result in a waiver of such right, and no single or partial waiver by a Party of the Party’s Rights shall preclude such Party from exercising such rights in any other way or exercising the remaining part of the Party’s Rights.

13.6	The section headings herein are inserted for convenience of reference only and shall in no event be used in or affect the interpretation of the provisions hereof.

13.7	Each provision contained herein shall be severable and independent of any other provisions hereof, and if at any time any one or more provisions hereof become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected thereby.

13.8	Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties hereto.

13.9	Unless otherwise stipulated herein, without prior written consent of the other Party, neither Party shall assign any of its rights and/or obligations hereunder to any third party.

13.10	This Agreement shall be binding upon the legal assignees or successors of the Parties.

13.11	The Parties undertake to each file and pay, in accordance with law, the taxes involved in the transaction hereunder.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Beijing Kuwo Technology Co., Ltd.
/s/ Seal of Beijing Kuwo Technology Co., Ltd.

Yeelion Online Network Technology (Beijing) Co., Ltd.
/s/ Seal of Yeelion Online Network Technology (Beijing) Co., Ltd.